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Exhibit 10.(l)(l)

SECOND AMENDMENT TO THE HEWLETT-PACKARD COMPANY
2005 EXECUTIVE DEFERRED COMPENSATION PLAN

        The Hewlett-Packard Company 2005 Executive Deferred Compensation Plan, as amended and restated effective October 1, 2006 (the "Plan"), is hereby amended as follows, effective November 1, 2007, except as otherwise provided:

        1.     The last sentence at the end of the definition of "Eligible Employee" in Article I is amended in its entirety to read as follows:

  An Eligible Employee shall also include a Newly Hired Employee and a Late Year Newly Hired Employee.

        2.     The definition of "Incentive Award" in Article I is amended in its entirety to read as follows:

  "Incentive Award" means an amount payable to an Eligible Employee under a cash bonus or incentive compensation plan of HP or an Affiliate that the Committee has deemed eligible for deferral, including bonuses paid under the EPfR Plan, the PfR Plan, the CPB Plan, the VPB Plan, the Hewlett-Packard Long-Term Performance Cash Program, the Hewlett-Packard Financial Services Incentive Compensation Plan and the Shoreline Investment Management Company Performance Incentive Plan.

        3.     A definition of "Late Year Newly Hired Employee" is added to Article I to read as follows:

  "Late Year Newly Hired Employee" means an Employee (i) who is hired by HP or one of its affiliates for the first time after 2006, (ii) who is hired in November or December, (iii) who would have qualified as an Eligible Employee as of the November 1 preceding his date of hire based on his initial position and Annual Rate of Pay, and (iv) whose base salary payable in the year of hire is projected to exceed the Code section 401(a)(17) limit for such year.

        4.     A definition of "VPB Plan" is added to Article I to read as follows:

  "VPB Plan" means the Hewlett-Packard Company Variable Performance Bonus Plan, as amended from time to time.

        5.     A new Section 3.3 is added to read as follows:

  Late Year New Hires.    A Late Year Newly Hired Employee may elect within the later of 30 days of becoming an Employee or the end of the calendar year in which he is hired to defer base salary earned in the Plan Year following his year of hire. Such an election shall become irrevocable and effective at the end of this election period and shall apply to base salary earned subsequent to the deferral election's becoming effective.

        6.     Sections 3.3 to 3.6 are re-numbered 3.4 to 3.7.

        7.     The last sentence of Section 4.3(a)(ii) is amended, effective January 1, 2007, to read as follows:

  Notwithstanding the foregoing, a Participant will be fully vested in HP Matching Contributions credited to his or her Account if the Participant's employment with HP and its Affiliates is terminated (A) due to death or disability, (B) after the Participant has reached his or her Retirement Date, or (C) if the Participant terminates employment from HP or an Affiliate in connection with a sale or other disposition by HP or the Affiliate of the business unit in which the Participant had been employed.

        8.     Section 5.2(c) shall be amended in its entirety to read as follows:

          (c)   A Participant may also elect on a Deferral Form that payments of that Plan Year's deferrals and any HP Matching Contributions (and earnings thereon) shall be paid in January of the year following the year in which the Participant's Termination Date occurs (in the case of installment payments, the first installment shall be paid in the January following the Participant's Termination Date, and subsequent installments shall be made each January thereafter), if the Participant's Termination Date is after his Retirement Date or the Participant is an Outside Director.

        9.     Section 5.2(d) shall be amended in its entirety to read as follows:

          (d)   Except for Participants who are Outside Directors, if a Participant's Termination Date precedes his or her Retirement Date, such Participant shall be deemed to have elected on each Deferral Form that such Plan Year's deferrals and any HP Matching Contributions (and earnings thereon) shall be paid in a single lump sum at the following time, subject to Section 5.3 below: (i) with respect to amounts attributable to Plan Years commencing before January 1, 2008, in the month following the month in which the Participant Terminates Employment, and (ii) with respect to amounts attributable to Plan Years commencing on or after January 1, 2008, in January of the year following the year in which the Participant Terminates Employment.

        10.   Section 5.3(a) shall be amended in its entirety to read as follows:

          (a)   Distributions to Key Employees.    Distributions may not commence to a Key Employee upon a Termination of Employment before the date which is six months after the date of the Key Employee's Termination of Employment. If distributions are to be paid in a lump sum, such lump sum payment shall be distributed as follows: (i) with respect to amounts attributable to Plan Years commencing before January 1, 2008, in the seventh month after the Termination of Employment, and (ii) with respect to amounts attributable to Plan Years commencing on or after January 1, 2008, in the later of (A) the seventh month after the Termination of Employment or (B) January of the year following the year of the Termination of Employment. If distributions are to be paid in installments and the first installment is payable during this six-month period, such installment shall be distributed as follows: (x) with respect to amounts attributable to Plan Years commencing before January 1, 2008, in the seventh month after the Termination of Employment, and (y) with respect to amounts attributable to Plan Years commencing on or after January 1, 2008, in the later of (I) the seventh month after the Termination of Employment or (II) January of the year following the year of the Termination of Employment, with subsequent installments to be made each January thereafter.

        This Second Amendment to the 2005 Hewlett-Packard Company Executive Deferred Compensation Plan is hereby adopted this 15th day of November, 2007.

HEWLETT-PACKARD COMPANY
By	/s/ MARCELA PEREZ DE ALONSO Marcela Perez de Alonso Executive Vice President Human Resources and Workforce Development

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  Exhibit 10.(l)(l)
SECOND AMENDMENT TO THE HEWLETT-PACKARD COMPANY 2005 EXECUTIVE DEFERRED COMPENSATION PLAN